Exhibit 10.24

November 5, 2009

Dev Ittycheria

[***]

Dear Dev,

On behalf of Bazaarvoice, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”), subject to your election to the Board by the requisite percentage of stockholders (the date of such election being the “Effective Date”), which we anticipate will be December 1, 2009. You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration for your service on the Board and subject to approval by the Board, you will be granted an option under the Company’s 2005 Stock Plan (the “Plan”) to purchase 274,993 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date the Board approves the option grant. We will recommend that the Board set your vesting schedule such that (i) the shares subject to the option shall vest in a series of equal monthly installments over the 48 month period measured from the Effective Date, subject to your continued service on the Board on any such date, and (ii) 100% of the then-unvested shares subject to the option shall immediately vest upon the consummation of a Change of Control (as defined in the Plan).

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date) and any director and officer insurance the Company may have and maintain from time to time.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt,
President and Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Dev Ittycheria

Date:	12/30/09